[Certain portions of this exhibit have been redacted as they are both not material and are of the type of information that the Company treats as private or confidential. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.]

GREENBRIAR- WEST LAKE RESOURCES BINDING AGREEMENT
November 16, 2021

The Following Key Items (Schedule "1") comprises the binding financial terms and commitment between Greenbriar Alberta Holdco Inc ("Greenbriar") and West Lake Energy Corp ("West Lake"), together ("the Parties"). Both Parties hereby agree that the key terms set out in the Schedule "1" terms below in this Agreement will be set forth in a Power Purchase Agreement ("PPA") within 90 days of the date of this Agreement, and unless both Parties acting together agree to any specific change(s), the Parties shall hereby work together in good faith on the completion of a PPA incorporating industry standard PPA language. Such PPA must be fully acceptable to both West Lake and Greenbriar and their respective lenders and capital partners. Both parties will act in good faith to execute a PPA that satisfies each of West Lake and Greenbriar, and, as required, the lenders and capital providers of West Lake and Greenbriar, in their individual sole and separate discretion. If after 90 days a PPA is not completed, both Parties will continue to work together in good faith to complete a PPA that is acceptable to West Lake, Greenbriar and, as required, the lenders and capital providers of West Lake and Greenbriar. In all circumstances, the terms of Schedule 1 will, unless otherwise agreed to by the Parties, be reflected in the PPA and both parties will remain exclusive to each other in their joint commitment to have a PPA completed that is acceptable to West Lake and Greenbriar. For greater certainty, neither West Lake nor Greenbriar is required to consent or agree to any changes to the key terms set out in Schedule "1" below, including as requested or required from any lender or capital provider, and to the extent any changes are required or necessary to complete a PPA, neither party shall be under any obligation to agree to the same. In the event a PPA is not entered into on or before April 30, 2022, this Agreement shall automatically terminate and have no force or effect, other than the following sentence which shall survive termination. Each party will bear its own legal cost.

Both of the Parties may issue a public news release after the signing of this Agreement The news release will make sure the price will remain confidential, unless required by law at a later date. The press releases shall be reviewed and approved by the other Party 24 hours prior to issuance to the public. The Parties have agreed to the initial joint news release hereby attached as Schedule "B" below.

This Agreement is governed by the Laws of Alberta. Schedule "1" below forms the binding financial terms of the committed aspects that will be incorporated into a PPA, subject to terms of this agreement

”Greenbriar Capital Corp. was recognized as a TSX Venture 50® company in 2014.
TSX Venture SO is a trade-mark of TSX Inc. and is used under license."
Toronto Venture Exchange Symbol: GRB I US OTC Symbol: GEBRF

SCHEDULE "1"

BINDING AGREEMENT KEY ITEMS

TRANSACTION DETAILS
Parties	Buyer: West Lake Energy Corp. Seller: Greenbriar Alberta Holdco Inc
Project	Project Name: Lethbridge One Project Technology Type: Solar Tracker Project Location: Lethbridge Interconnection Point: Lethbridge City Grid Project Nameplate Capacity: 30MWac
Term	How long: 10 Years Starting when: No later than end of 2023
Purchased Energy Volume

Any/all generation: Take or Pay

Generation percentage: 100% of Nameplate

Fixed #kWh per year: up to 115% of AEO

Minimum Volumes: 20% price discount below 85% of AEO over two-year average period

Maximum Volumes: 20% price discount above 115% AEO over two-year period if elected to be taken by purchaser

Guaranteed Volumes: Never below 70% of AEO over two-year period
Expected or Target Volumes: 66 million kWh per year Excess Volumes: Purchaser may purchase excess above 115% of AEO at 20% discount with 5-day notice, If declined by purchaser, Seller is free to sell on spot market.

Environmental Attributes

Purchaser has the exclusive right, but not the obligation, to:

All Renewable Energy Certificates

Any and all CO2 and NOx credits if available

Any and all other environmental attributes that the project generates. All of the above to be certified by accredited agency and registered by Seller

All of the above as a bundled product with the energy generation purchased

Buyer anticipates that it will purchase a minimum of 35% of the Green Credits. Seller is free to sell the remaining credits unpurchased by the Buyer.

PPA type	Physically settled: Yes, if applicable Financially settled: Yes Contract for Differences: Yes
Pricing	1) $[REDACTED] per kWh; 2) Green (Carbon) Credit pricing based on attached Schedule A and adjusted to kWh
Invoicing and Payment Terms

Who prepares: Greenbrier Alberta Holdco Inc

What details: Actual metered kWh generation and corresponding Green Credits

Invoice timing: Monthly

Payment timing: Net 10 days

Late Payment: 1% per month

Billing Errors: Adjust either way based on third party meter validation

Set-off: On next invoice

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”Greenbriar Capital Corp. was recognized as a TSX Venture 50® company in 2014.
TSX Venture SO is a trade-mark of TSX Inc. and is used under license."
Toronto Venture Exchange Symbol: GRB I US OTC Symbol: GEBRF

Settlement Mechanism

The parties agree to use the Contract for Differences mechanism to settle the power usage between the two parties where Greenbrier Alberta Holdco Inc. sells power into the grid and then pays to (or receives from) West Lake the difference between the power price received by Greenbrier and the agreed to Pricing. Greenbrier to provide total transparency when reconciling the power usage and differences.

Credit Support?	Credit enhancement premium added if necessary up to $0.01 per kwh
CONSTRUCTION DETAILS
Construction/COD Timing

Deadlines: COD no later than June 30th, 2023

Excuses for missing deadlines: Force Majeure, Regulatory Delays, System Operator Delay, Covid delays in construction

Impact of missing deadlines: No penalties if for Force Majeure. Contract cancellation if otherwise but a 180-day grace period

Procurement of Power/EAs from 3rd parties: Contract of Differences

Termination rights: Bankruptcy or financial insolvency

Permitting & Licensing	What is required: Standard approvals customary in Alberta for a large-scale solar project Whose responsibility: Seller Whose cost: Seller
Land	What is required: Lease obtained Conditions: Current Whose responsibility: Seller Whose cost: Seller
Changes during construction (e.g. to capacity, technology, certification, operations, etc.)	What is allowed: Changes in any equipment What is not allowed: Change in new nameplate
Notice to Proceed or Pre-Construction Walk-away rights	For Seller if regulatory permits denied
Commercial Operation	What are the requirements: Substantial Completion How is it determined: Energization at 50% of initial nameplate
Early COD	Obligation to purchase: Anytime before COD deadline

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”Greenbriar Capital Corp. was recognized as a TSX Venture 50® company in 2014.
TSX Venture SO is a trade-mark of TSX Inc. and is used under license."
Toronto Venture Exchange Symbol: GRB I US OTC Symbol: GEBRF

OPERATIONS
Permitted Outages

For what purpose: Catastrophic Electrical System Failure. Routine maintenance not above 5 days per year

How long, how often: Not above 5 days per year for routine maintenance
Advance notice: 14 days for routine maintenance

Availability Guarantee?	Not less than 70% over two years
Curtailment	None by Purchaser, See outages above for Seller
Consequences of generation shortfall	Guaranteed 20% price discount below 85% but above 115% if elected by purchaser
Generation Reporting	Generation detail provided by Seller
Metering

Equipment: Industry standard calibrated meters

Access to data: Anytime by purchaser

Maintenance/Calibration: Monthly

Verification/Inspection: Monthly or anytime by Purchaser with five days of notice. Cost borne by purchaser if meters are correct

Errors: Reconciliation of invoices either up or down on next invoice

End of Term	What happens: Option for 5-year extension if exercised before end of eighth year Who owns what: Seller owns entire facility
DEFAULT AND TERMINATION
Buyer Defaults and Cure Periods	15-day cure
Seller Termination Rights	Bankruptcy by Seller
Seller Defaults and Cure Periods	15-day cure period
Buyer Termination Rights	Failure by seller to meet COD deadline plus 180 grace period
OTHER TERMS
Financing/Lender Rights	Bank Lender can step in as Seller
Assignment	No consent required for an assignment to an affiliate. Assignment to a third party requires consent of the non-assigning party, not to be unreasonably withheld.
Dispute Resolution	Courts in Alberta
Confidentiality	Greenbriar can publish binding deal without pricing
ROFO	Additional 60 MWac from Seller to Purchaser over two-year period
Insurance	Project Insurance for 70% equipment costs
Governing Law	Alberta

- 4 -

”Greenbriar Capital Corp. was recognized as a TSX Venture 50® company in 2014.
TSX Venture SO is a trade-mark of TSX Inc. and is used under license."
Toronto Venture Exchange Symbol: GRB I US OTC Symbol: GEBRF

WEST LAKE ENERGY CORP	GREENBRIAR ALBERTA HOLDCO INC

/s/ Bruce McDonald	/s/ Devon Sandford
Bruce McDonald, President and CEO	Devon Sandford, President

GREEN BRIAR CAPITAL CORP (Parent Company of Greenbriar Alberta Holdco Inc)

/s/ Jeff Ciachurski
Jeff Ciachurski, CEO

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”Greenbriar Capital Corp. was recognized as a TSX Venture 50® company in 2014.
TSX Venture SO is a trade-mark of TSX Inc. and is used under license."
Toronto Venture Exchange Symbol: GRB I US OTC Symbol: GEBRF

SCHEDULE"A"

NEXT PAGE

”Greenbriar Capital Corp. was recognized as a TSX Venture 50® company in 2014.
TSX Venture SO is a trade-mark of TSX Inc. and is used under license."
Toronto Venture Exchange Symbol: GRB I US OTC Symbol: GEBRF

Schedule A

Schedule of escalating carbon credits

Year	Proposed Carbon Tax/Ton	Pro-rata Offset Carbon Credit Rate for the Carbon Credits Agreement
2021	$[REDACTED]	$[REDACTED]
2022	$[REDACTED]	$[REDACTED]
2023	$[REDACTED]	$[REDACTED]
2024	$[REDACTED]	$[REDACTED]
2025	$[REDACTED]	$[REDACTED]
2026	$[REDACTED]	$[REDACTED]
2027	$[REDACTED]	$[REDACTED]
2028	$[REDACTED]	$[REDACTED]
2029	$[REDACTED]	$[REDACTED]
2030	$[REDACTED]	$[REDACTED]

- 7 -

”Greenbriar Capital Corp. was recognized as a TSX Venture 50® company in 2014.
TSX Venture SO is a trade-mark of TSX Inc. and is used under license."
Toronto Venture Exchange Symbol: GRB I US OTC Symbol: GEBRF

Schedule "B"

News Release

NEXT PAGE

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”Greenbriar Capital Corp. was recognized as a TSX Venture 50® company in 2014.
TSX Venture SO is a trade-mark of TSX Inc. and is used under license."
Toronto Venture Exchange Symbol: GRB I US OTC Symbol: GEBRF

NEWS RELEASE

Greenbriar Capital Corp Executes Binding Solar Energy Agreement and Forms a
Strategic Relationship with West Lake Energy Corp

November 16, 2021	Trading Symbol:
Toronto Venture Exchange: GRB
US OTC Market. GEBRF

November 16, 2021 - Coquitlam, BC - Greenbriar Capital Corp ("Greenbriar") is pleased to announce that it has executed an agreement for long-term solar energy supply with West Lake Energy Corp ("West Lake"), a leading privately owned independent Canadian oil and gas producer based in Calgary, Alberta Under the agreement's terms Greenbriar will build, own and operate 9OMWac of solar energy production with the first solar site having a capacity for 30MWac West Lake agrees to purchase all solar power generated from the project and has the option to purchase from the second site which will provide the remaining 6OMWac.

West Lake intends to become a leader within the Canadian oil and gas industry by being one of the first pure upstream oil and gas producers taking the significant step towards carbon neutrality As part of this goal, West Lake is working towards having a significant portion of its electricity needs met through clean energy.

"This relationship represents a very exciting step for West Lake, says Bruce McDonald, CEO of West Lake. In addition to providing a secure, low-cost power supply for our operations and carbon credits from the project, our agreement creates a strong partnership with Greenbriar, leveraging their experience in the renewable sector in North America and providing a model for future renewable projects. We intend to bolster participation in renewable energy sources as part of our journey towards carbon neutrality. becoming a leader in the renewable energy transition".

Greenbriar and West Lake have agreed to a framework to work together in future solar production facilities With the goal of' increasing capacity to 400MW over the next several years, the two companies intend on being the premier solar energy provider to other independent upstream oil and gas producers who do not have the capacity and expertise to build and own their own renewable energy facilities.

Greenbriar's award-winning and experienced management, board and advisory team, has built, financed, owned or operated over 50,000 MW of renewable energy facilities totaling over US $180 Billion of' capital expenditures.

- 9 -

”Greenbriar Capital Corp. was recognized as a TSX Venture 50® company in 2014.
TSX Venture SO is a trade-mark of TSX Inc. and is used under license."
Toronto Venture Exchange Symbol: GRB I US OTC Symbol: GEBRF

The projections for 90MWac of solar energy generation facilities should have an approximate 10-year annual levelized EBITDA of CDN $19,500,000 and a CAPEX of approximately CDN $105 to $120 Million CAPEX will vary subject to changes in equipment, interconnection and construction costs Greenbriar has engaged Nu-E Corp for the construction of the solar energy facilities Nu-E is a proven leader in the renewable energy construction industry.

Jeff Ciachurskt, the CEO of Greenbriar states:  "We are excited about the leadership and vision from West Lake Energy Corp To be part of a first-class upstream oil and gas producer's primary energy needs and assist them in their transition to carbon neutrality, speaks volumes to their exemplary leadership for the environment, social practises and governance This is a major milestone in the upstream oil and gas business".

About West Lake Energy Corp:

West Lake Energy Corp is an intermediate privately held Calgary-based oil and natural gas producer focused on development and exploration in western Canada with annual revenues greater than $200 million per year West Lake's operations are focused in the Provost medium oil region, the Lloydminster heavy oil region, and the Brazeau area of West Central Alberta.  These three core areas contain over 90% of West Lake's production Committed to sustainability, West Lake is implementing a growth strategy of selective acquisitions and exploration and development of its core areas through a combination of primary, secondary and enhanced oil recovery techniques to increase reserves, production and cash flows at attractive returns on capital.  At the same time, West Lake is dedicated to strong environmental, social and governance practices, including potential future energy transition opportunities.  Additional information about West Lake can he found on the company's website at www.westlakeenergy.ca.

About Greenbriar Capital Corp:

Greenbriar is a leading developer of renewable energy and sustainable real estate.  With long-term, high impact, contracted sales agreements in key project locations and led by a successful, industry-recognized operating and development learn, Greenbriar targets deep valued assets directed at accretive shareholder value.

ON BEHALF OF THE BOARD OF DIRECTORS

Jeffrey J. Ciachurski
Chief Executive Officer and Director
Greenbriar Capital Corp

For information please contact
E: info@greenbriarcapitalcorp.ca
P: 949 903 5906
www.greenbriarcapitalcorpr.ca

The TSX Venture Exchange has not reviewed and does not accept responsibility for the accuracy or adequacy of this release.  Neither the TSX Venture Exchange nor its Regulation Service Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.  This press release may contain forward-looking statements".  All statements, other than statements of historical fact, constitute "forward-looking statements" and include any information that addresses activities, events or developments that the Company believes, expects or anticipates will or may occur in the future including the Company's strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance.

- 10 -

”Greenbriar Capital Corp. was recognized as a TSX Venture 50® company in 2014.
TSX Venture SO is a trade-mark of TSX Inc. and is used under license."
Toronto Venture Exchange Symbol: GRB I US OTC Symbol: GEBRF